               SCHEDULE FOR COMPUTATIONS OF PERFORMANCE QUOTATIONS
                     DEAN WITTER TAX FREE DAILY INCOME TRUST


(A)                  GROWTH OF $10,000
(B)                  GROWTH OF $50,000
(C)                  GROWTH OF $100,000


FORMULA:             G= (TR+1)*P
                     G= GROWTH OF INITIAL INVESTMENT
                     P= INITIAL INVESTMENT
                     TR= TOTAL RETURN SINCE INCEPTION


INVESTED - P            TOTAL
$10,000, $50,000 &      RETURN - TR         (A) GROWTH OF               (B) GROWTH OF                (C) GROWTH OF
$100,000                  31-Dec-97      $10,000 INVESTMENT- G       $50,000 INVESTMENT- G       $100,000 INVESTMENT- G
-----------             -----------      ---------------------       ---------------------       ----------------------
23-Feb-81                  104.48              $20,448                     $102,240                     $204,480

              DEAN WITTER TAX-FREE DAILY INCOME TRUST

              Exhibit 16: Schedule for computation of each performance quotation provided in the Statement of Additional Information.

     (16)     The Trust's current yield for the seven days ending
              December 31, 1997.

              (A-B) x 365/N

              (1.000616-1) x 365/7 =    3.21%

              The Trust's effective annualized yield for the seven days ending December 31, 1997

                     365/N
              A                   -1

                     365/7
              1.000616                -1         =          3.26%

              A = Value of a share of the Trust at end of period.
              B = Value of a share of the Trust at beginning of period. N = Number of days in the period.

CALCULATION

(1.000616-1) x 365/7
     =           3.21%

((1.000616) ^ 52.14285714-1)
     =           3.26%

TAX BRACKET : 39.6%

FORMULA (CURRENT 7 DAY YIELD/1-39.6)
CURRENT 7 DAY YIELD : 3.21%
3.21%/0.604
     =           5.31%